EXHIBIT 99.15

                             COMPMANAGEMENT, INC.
                          DEFERRED COMPENSATION PLAN

1.    Purpose of the Plan.

      The purpose of this Plan is to further the long-term growth of CompManagment, Inc. (the "Company") by offering incentives, in the form of deferred compensation awards, to those key employees of the Company who will be largely responsible for such growth.

2.    Administration of the Plan.

      The Plan shall be administered by the Board of Directors of the Company, or by a committee composed of such members as may be appointed from time to time by the Board (the "Administrator").

      Subject to the provisions of the Plan, the Administrator shall have exclusive power to select the employees to be granted awards under the Plan, to determine the amount of any such award, to determine the time or times when awards will be granted, and to determine the time or times, and the conditions subject to which, any awards may become payable.

      Decisions and determinations by the Administrator shall be final and binding upon all parties, including participants and other employees. The Administrator shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan.

3.    Participation.

      Individual participants in the Plan shall be selected by the Administrator from key employees, officers and directors of the Company. A participant may be granted more than one award under this Plan.

4.    Awards.

      (a) Awards under this Plan shall be granted to a participant in the form of deferred compensation awards, the amount of which (or formula for determining the amount of which) shall be determined by the Administrator. Amounts so awarded or determined shall be credited to a Plan account to be maintained for such participant on the books of the Company. Such account shall be payable at such time and subject to the satisfaction of such conditions as may be specified by the Administrator at the time the award is made and subject to the provisions of the Plan.

      (b) An award under the Plan shall not confer on the recipient any ownership interest in the Company or in its capital stock, nor entitle the recipient to any voting rights or any other rights of an owner of the Company or of its capital stock.
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      (c) The maximum amount that may be awarded under the Plan shall not exceed an amount equal to 25% of the Debt Payments (as such term is defined in the Management Consulting Agreement, dated as of the date hereof, by and among WC Holdings, Inc. and each of its subsidiaries (collectively, the "Companies"), including the Company (the "MCA")).

5.    Time of Grant of Awards.

      The Plan is designed to operate over the ten calendar years commencing with December __, 2000, provided that termination of the Plan shall not affect any outstanding awards. Grants of awards shall be made by the Administrator at any time during a year, to be effective as of the date specified by the Administrator.

6.    Right to Payment of Awards.

      (a) A participant shall have no right to receive payment for or in respect of an award under the Plan except as provided in this Section 6.

      (b) No payment shall be made for or in respect of any participant's award unless and until (i) all Indebtedness (as defined in that certain Loan Agreement dated as of the date hereof, among each of the Companies and Bank One, N.A. (the "Loan Agreement")) of the Companies under the Loan Agreement or any other Loan Document (as defined in the Loan Agreement) has been satisfied in full (and any commitment to lend or issue letters of credit thereunder has been terminated), and (ii) all obligations of any of the Companies under that certain Note Purchase Agreement dated as of the date hereof, by and among each of the Companies and Banc One Mezzanine Corporation (the "Note Purchase Agreement") and any other Related Document (other than the Plan and awards granted hereunder) have been satisfied in full (all of such Indebtedness and obligations referenced in clauses (i) and (ii) of this Section 6(b) being collectively referred to as the "Debt Obligations" and the date of such satisfaction in full (and termination) being the "Repayment Date"). Without limiting the foregoing, all payments of any participant's award are expressly subordinate to the Debt Obligations, and no participant has any enforcement rights relative to cash payments until the Debt Obligations have been satisfied in full.

      (c) Subject to the satisfaction of such further conditions as may be specified by the Administrator, a participant's award or awards shall be payable within 90 days following the Repayment Date; PROVIDED, HOWEVER, that in the event that, and to the extent that, payment of an award would not be deductible under Section 162(m)of the Internal Revenue Code to the affiliated group of corporations that includes the Company, then payment of the amount that would not be deductible shall be deferred until such time as it may be paid on a fully deductible basis.

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      (d) The obligation to make payments in respect of awards under the Plan shall be an unsecured obligation of the Company, and all such payments shall be made from the general assets of the Company.

      (e)   All payments in respect of awards shall be made in cash.

7.    Miscellaneous Provisions.

      (a) A participant's rights and interests under the Plan may not be assigned or transferred. In the case of a participant's death, payment on account of an award due under this Plan shall be made to his designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution.

      (b) No employee, officer or director or other person shall have any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee, officer or director any right to be retained by the Company.

      (c) The Administrator shall have the right to deduct from all awards paid any taxes required by law to be withheld with respect to such payment.

8.    Amendments and Termination.

      The Board of Directors of the Company may at any time terminate this Plan or amend it with respect to awards not theretofore granted, provided that no such action shall adversely affect any right or obligation with respect to any award already granted.

      The right to grant awards under this Plan shall terminate automatically at the close of business of December 20, 2010, or upon the granting of awards equaling the maximum amount authorized under the Plan, whichever shall occur first, and, thereafter, the function of the Administrator will be limited to supervising the administration of awards previously granted.

9.    Effective Date of the Plan.

      The Plan shall be effective as of December 21, 2000.